Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The ODP Corporation (“ODP,” “we,” “our,” or “us”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.01 per share (our “Common Stock”), and our preferred share purchase rights (our “Preferred Rights”).

The following description of our Common Stock is based upon our Amended and Restated Certificate of Incorporation (our “Charter”), our Amended and Restated Bylaws (our “Bylaws”), our Certificate of Designations of Series A Junior Participating Preferred Stock (our “Certificate of Designations), and applicable provisions of the Delaware General Corporation Law (the “DGCL”). The description does not purport to be complete and is subject to, and qualified in its entirety by express reference to, our Charter, our Bylaws, and our Certificate of Designations, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10‑K of which this exhibit is a part, and to the applicable provisions of the DGCL. We encourage you to read our Charter, our Bylaws, our Certificate of Designations and the applicable provisions of the DGCL for additional information.

Under our Charter, our authorized capital stock consists of 80,000,000 shares of Common Stock, and 1,000,000 shares of Preferred Stock, par value $0.01 per share (our “Preferred Stock”). The outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and nonassessable.

DESCRIPTION OF COMMON STOCK

Listing

Our Common Stock is listed and principally traded on the Nasdaq Global Select Market under the ticker symbol “ODP.”

Voting Rights

Each holder of our Common Stock is entitled to one vote for each share held by such holder on all matters voted upon by our stockholders.

Dividend Rights

The holders of our Common Stock are entitled to receive dividends when, as, and if declared by our board of directors out of funds legally available therefor, subject to the rights of any then outstanding shares of Preferred Stock.

Liquidation Rights

Subject to the rights of any then outstanding shares of Preferred Stock, in the event of a liquidation, dissolution or winding up of ODP, the holders of our Common Stock will be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of ODP legally available for distribution to stockholders.

Special Meeting of Stockholders

Our Bylaws vest the power to call special meetings of stockholders in the Chief Executive Officer, board of directors, or stockholders holding shares representing not less than 25% of our outstanding Common Stock entitled to vote on the matter or matters to be brought before the meeting. Stockholders are permitted under the Bylaws to act by written consent in lieu of a meeting.

Preemptive and Other Rights

Holders of our Common Stock are not entitled to preemptive rights with respect to any shares which may be issued, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to our Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Shareowner Services LLC.

Series A Junior Participating Preferred Stock

Of our 1,000,000 shares of authorized Preferred Stock, our board of directors has designated 80,000 shares as “Series A Junior Participating Preferred Shares”.

Dividends. Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of Preferred Shares, in preference to the holders of our Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by our board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date, a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Preferred Share or fraction of a Preferred Share, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment discussed below, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of our Common Stock or a subdivision of the outstanding shares of our Common Stock (by reclassification or otherwise), declared on our Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Preferred Share or fraction of a Preferred Share. In the event ODP shall at any time declare or pay any dividend on our Common Stock payable in shares of our Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of our Common Stock (by reclassification or otherwise than by payment of a dividend in shares of our Common Stock) into a greater or lesser number of shares of our Common Stock, then in each such case the amount to which holders of Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of our Common Stock outstanding immediately after such event and the denominator of which is the number of shares of our Common Stock that were outstanding immediately prior to such event.

ODP shall declare a dividend or distribution on the Series A Preferred Stock as discussed in the above paragraph immediately after it declares a dividend or distribution on our Common Stock (other than a dividend payable in shares of our Common Stock); provided that, in the event no dividend or distribution shall have been declared on our Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

Dividends shall begin to accrue and be cumulative on outstanding Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, subject to certain exceptions. Accrued but unpaid dividends shall not bear interest.

Dividends paid on the Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Our board of directors may fix a record date for the determination of holders of Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Voting Rights. The holders of Preferred Shares shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each Preferred Share shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of our stockholders. In the event ODP shall at any time declare or pay any dividend on our Common Stock payable in shares of our Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of our Common Stock (by reclassification or otherwise than by payment of a dividend in shares of our Common Stock) into a greater or lesser number of shares of our Common Stock, then in each such case the number of votes per share to which holders of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of our Common Stock outstanding immediately after such event and the denominator of which is the number of shares of our Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of Preferred Shares and the holders of shares of our Common Stock and any other capital stock of ODP having general voting rights shall vote together as one class on all matters submitted to a vote of our stockholders.

(C) Except as set forth in the Certificate of Designations, or as otherwise provided by law, holders of Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of our Common Stock as set forth herein) for taking any corporate action.

Certain Restrictions. Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Preferred Shares outstanding shall have been paid in full, ODP shall not: (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that ODP may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of ODP ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or (iv) redeem or purchase or otherwise acquire for consideration any Preferred Shares, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by our board of directors) to all holders of such shares upon such terms as our board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine will result in fair and equitable treatment among the respective series or classes.

ODP shall not permit any of its subsidiaries to purchase or otherwise acquire for consideration any shares of stock of ODP unless ODP could, under the terms of the Certificate of Designations, purchase or otherwise acquire such shares at such time and in such manner.

Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of ODP, no distribution shall be made (A) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of Preferred Shares shall have received the greater of (a) $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (b) an aggregate amount per share, subject to the provision for adjustment described below, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of our Common Stock, or (B) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event ODP shall at any time declare or pay any dividend on our Common Stock payable in shares of our Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of our Common Stock (by reclassification or otherwise than by payment of a dividend in shares of our Common Stock) into a greater or lesser number of shares of our Common Stock, then in each such case the aggregate amount to which holders of Preferred Shares were entitled immediately prior to such event under the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of our Common Stock outstanding immediately after such event and the denominator of which is the number of shares of our Common Stock that were outstanding immediately prior to such event.

Consolidation, Merger, etc. In case ODP shall enter into any consolidation, merger, combination or other transaction in which the shares of our Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property (other than any merger of ODP with and into a direct or indirect subsidiary of ODP pursuant to which ODP becomes a direct or indirect wholly-owned subsidiary of a holding company that is, immediately prior to the effective time of such merger, a direct or indirect subsidiary of ODP, in accordance with Section 251(g) of the DGCL), then in any such case each Preferred Share shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of our Common Stock is changed or exchanged. In the event ODP shall at any time declare or pay any dividend on our Common Stock payable in shares of our Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of our Common Stock (by reclassification or otherwise than by payment of a dividend in shares of our Common Stock) into a greater or lesser number of shares of our Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of our Common Stock outstanding immediately after such event and the denominator of which is the number of shares of our Common Stock that were outstanding immediately prior to such event.

No Redemption. The Preferred Shares shall not be redeemable.

Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of ODP’s Preferred Stock.

CERTAIN ANTI-TAKEOVER EFFECTS

Certain provisions of our Charter, our Bylaws and the DGCL could have certain anti-takeover effects and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, as discussed below:

Authorized but Unissued Shares. Subject to the requirements of The NASDAQ Stock Market LLC and other applicable law, authorized but unissued shares of our Common Stock may be available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a tender offer, takeover attempt or otherwise.

Undesignated Preferred Stock. Our Charter provides that our board of directors may issue shares of Preferred Stock and fix the designations, voting powers, preferences and rights related to that Preferred Stock. Preferred Stock could be issued by our board of directors to increase the number of outstanding shares making a takeover more difficult and expensive.

Advance Notice Requirements. Our Bylaws establish an advance notice procedure for stockholders seeking to nominate candidates for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings.

Proxy Access. Our Bylaws contain provisions which provide that a stockholder, or group of up to 20 stockholders, that has owned continuously for at least three years shares of our Common Stock representing an aggregate of at least 3% of the voting power entitled to vote generally in the election of directors, may nominate and include in ODP’s proxy materials a specified number of director nominees, provided that the stockholder(s) and nominee(s) satisfy the requirements in our Bylaws. The maximum number of stockholder nominees is generally the greater of (x) two or (y) 20% of the total number of our directors in office as of the last day on which notice of a nomination may be delivered or, if such amount is not a whole number, the closest whole number below 20%.

No Cumulative Voting or Classified Board. Our Charter and Bylaws do not provide for cumulative voting on the election of directors and we currently do not have a classified board.

Delaware Business Combination Statute. In general, Section 203 of the DGCL (“Section 203”) prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder. We are not subject to Section 203, as our Charter contains a provision electing to “opt-out” of Section 203.

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